UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-l2

ReWalk Robotics Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

REWALK ROBOTICS LTD.
3 Hatnufa Street, Floor 6, Yokneam Ilit 2069203, Israel
Tel: (+972-4) 959-0123

Supplement to Proxy Statement for
Annual Meeting of Shareholders
to be held on September 13, 2023

This supplement, dated September 5, 2023 (this “Supplement”), supplements the definitive proxy statement (the “Proxy Statement”) of ReWalk Robotics Ltd. (the “Company”) filed with the Securities and Exchange Commission on August 9, 2023, relating to the Company’s 2023 Annual Meeting of Shareholders to be held at 5:00 p.m. (Israel time) on Wednesday, September 13, 2023 at the Company’s offices at 3 Hatnufa Street, Floor 6, Yokneam Ilit, Israel (the “Annual Meeting”). This Supplement should be read in conjunction with the Proxy Statement and related proxy materials.

As disclosed by the Company on a Current Report on Form 8-K filed with the Securities and Exchange Commission on September 5, 2023, Yasushi Ichiki, a current Class I director of the Board of Directors (the “Board”) of the Company, notified the Board on September 4, 2023 that, in order to further the Company’s previously-announced policy of routinely refreshing the composition of the Board, he intends to resign from the Board immediately following the Annual Meeting.  Following the Annual Meeting, the Board anticipates reducing the size of the Board from ten (10) to seven (7) members, in light of Mr. Ichiki’s resignation and the previously announced decision of Aryeh (Arik) Dan and Wayne B. Weisman, current Class III directors of the Board, not to stand for re-election at the Annual Meeting.

Except as supplemented by the information contained herein, this Supplement does not revise or update any of the other information set forth in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.

If you have already submitted a proxy, your vote will count as submitted by you. If you have already submitted a proxy and wish to change your vote, please revoke your proxy by following the procedures described in the Proxy Statement and vote again. If you have not yet submitted a proxy, the Board urges you to vote by following the procedures described in the Proxy Statement.